                                                           Exhibit No. EX-99.a.5

        RESOLUTIONS ADOPTED SEPTEMBER 13, 2006, AMENDING THE AMENDED AND
                  RESTATED AGREEMENT AND DECLARATION OF TRUST
           OF GARTMORE MUTUAL FUNDS, A DELAWARE STATUTORY TRUST, DATED
                             SEPTEMBER 30, 2004 AND
                   AMENDED AND RESTATED AS OF OCTOBER 28, 2004

     WHEREAS in accordance with the terms and provision of Section 1 and Section
     6 of Article  III of the Trust'  Agreement  and  Declaration  of Trust,  as
     amended  and  restated  on October  28,  2004  (hereinafter,  the  "Amended
     Declaration of Trust"),  the Trust's Board of Trustees has determined  that it is in the best  interest of the Trust to  establish  and  designate  new series of shares,  and new classes of said new shares,  of the Trust, so as to add the following Funds to the Trust:  (i) the Gartmore Small Cap Growth
     Opportunities  Fund;  (ii) the  Gartmore  Small Cap Value  Fund;  (iii) the
     Gartmore Small Cap Core Fund; (iv) the Gartmore  Market Neutral  Long-Short
     Fund; and (v) the Gartmore Optimal  Allocations  Fund:  Defensive (the "New
     Funds").

     NOW,  THEREFORE,  BE IT HEREBY RESOLVED,  that the Board of Trustees of the
     Trust hereby  establishes  and  designates the following new series of Fund shares of the Trust:

          Gartmore Small Cap Growth Opportunities Fund;
          Gartmore Small Cap Value Fund;
          Gartmore Small Cap Core Fund;
          Gartmore Market Neutral Fund; and
          Gartmore Optimal Allocations Fund: Defensive

     RESOLVED  FURTHER,  that each  share of each class of each of the New Funds shall hereby have an opening  stated  value of $10.00 per share,  and shall have all of the preferences,  conversion,  and other rights, voting powers, restrictions,  limitations as to dividends,  qualifications,  and terms and conditions  of redemption  as are set forth in the Amended  Declaration  of
     Trust for the other series of the Trust; except that:

          a.   the  investment  objective  and  strategies  of the New Funds may differ from those of the other  series and only the  shareholders of the New Funds shall have the right to vote on matters relating solely to the New Funds; and

          b.   the shares  shall  initially be  designated  as Class A, Class B,
               Class C, Class R, Institutional Class, and Institutional  Service
               Class as authorized in the Amended  Declaration of Trust,  and as described in the materials presented at this Meeting and only the shareholders  of a  particular  class of the New Funds shall have the right to vote on matters relating solely to said class; and

          c.   the Trustees may designate such other  variations as the Trustees deem to be necessary and appropriate.